Exhibit 99.1

Important Notice of Blackout Period to

Directors and Executive Officers of AutoNation, Inc.

December 7, 2010

Federal securities laws require us to send you a notice whenever restrictions are imposed on your trading in common stock (including derivatives) of AutoNation, Inc. (“AutoNation”) due to a blackout of the AutoNation 401(k) Plan (the “Plan”) that lasts for a period of more than three consecutive business days. The Plan will be changing recordkeepers from Merrill Lynch, Pierce, Fenner & Smith Incorporated to Wells Fargo Institutional Retirement and Trust, and as a result, there will be a blackout period (the “Blackout Period”) during which participants in the Plan will be temporarily unable to change their contribution rates, request withdrawals or distributions, request new loans, change investment selections or otherwise perform account transactions under the Plan. The Blackout Period is expected to begin December 28, 2010 and end on January 22, 2011.

Under Section 306(a)(1) of the Sarbanes-Oxley Act of 2002 and Rule 101 of Regulation BTR under the Securities Exchange Act of 1934, as amended, during the Blackout Period, all directors and executive officers of AutoNation are prohibited, with limited exceptions, from purchasing, selling or otherwise acquiring or transferring any AutoNation common stock (including exercising stock options) or any derivatives of AutoNation common stock, regardless of whether the director or officer participates in the Plan. As a director or executive officer of AutoNation, these prohibitions apply to you and to members of your immediate family who share your household, as well as to trusts, corporations and other entities whose stock ownership may be attributed to you. The trading prohibition does not apply, however, to certain transactions, such as qualified Rule 10b5-1 trading plan transactions, bona fide gifts or transactions involving equity securities that were not acquired in connection with your services as a director or executive officer.

Any profit realized by a director or executive officer from any non-exempt transaction involving AutoNation common stock during the Blackout Period is recoverable by AutoNation. You should seek securities law advice if you plan to engage in any potential stock transactions during the Blackout Period.

If you have questions regarding the Blackout Period, including when it has started or ended, you may contact the AutoNation Corporate Human Resources Compensation Department at 200 SW 1st Ave, Ste 1400, Fort Lauderdale, FL 33301, telephone: (954) 769-7315, email: YourTotalRewards@AutoNation.com.